As filed with the Securities and Exchange Commission on June 7, 2022.

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM S-8

REGISTRATION STATEMENT

UNDER

THE SECURITIES ACT OF 1933

Swvl Holdings Corp

(Exact Name of Registrant as Specified in Its Charter)

British Virgin Islands	98-1614508
(State or Other Jurisdiction of Incorporation or Organization)	(I.R.S. Employer Identification No.)

The Offices 4, One Central

Dubai World Trade Centre

Dubai, United Arab Emirates

+971 422411293

(Address of Principal Executive Offices, Including Zip Code)

Swvl Holdings Corp 2021 Omnibus Incentive Compensation Plan

Swvl Inc., 2019 Share Option Plan, as amended

(Full Title of the Plans)

Cogency Global Inc.

122 East 42nd Street, 18th Floor

New York, NY 10168

(212) 947-7200

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copies to:

Nicholas A. Dorsey

Cravath, Swaine & Moore LLP

Worldwide Plaza

825 Eighth Avenue

New York, NY 10019

(212) 474-1000

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, a smaller reporting company or an emerging growth company. See the definitions of “large accelerated filer,” “accelerated filer,” “smaller reporting company,” and “emerging growth company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer	☐	Accelerated filer	☐

Non-accelerated filer	☒	Smaller reporting company	☐

Emerging growth company	☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 7(a)(2)(B) of the Securities Act. ☐

PART I

INFORMATION REQUIRED IN THE SECTION 10(a) PROSPECTUS

Item 1. Plan Information

All information required by Part I of Form S-8 to be contained in the Section 10(a) prospectuses is omitted from this Registration Statement on Form S-8 (this “Registration Statement”) in accordance with Rule 428 under the Securities Act of 1933, as amended (the “Securities Act”), and the Note to Part I of Form S-8. The document(s) containing the information specified in Part I will be delivered to participants in the equity compensation plans covered by this Registration Statement as required by Rule 428(b)(1) under the Securities Act. These documents and the documents incorporated herein by reference pursuant to Item 3 of Part II of this Registration Statement, taken together, constitute prospectuses that meet the requirements of Section 10(a) of the Securities Act.

Item 2. Registrant Information and Employee Plan Annual Information

Upon written or oral request, any of the documents incorporated by reference in Item 3 of Part II of this Registration Statement (which documents are incorporated by reference in the Section 10(a) prospectuses), any other document required to be delivered to participants pursuant to Rule 428(b) under the Securities Act or additional information about any of the plans covered by this Registration Statement is available without charge by contacting:

Youssef Salem

Chief Financial Officer

Swvl Holdings Corp

The Offices 4, One Central

Dubai World Trade Centre

Dubai, United Arab Emirates

+971 422411293

PART II

INFORMATION REQUIRED IN THE REGISTRATION STATEMENT

Item 3. Incorporation of Documents by Reference.

The documents listed below have been filed with the U.S. Securities and Exchange Commission (the “Commission”) by the Registrant and are incorporated herein by reference to the extent not superseded by documents subsequently filed:

(1)	The Registrant’s Annual Report on Form 20-F for the fiscal year ended December 31, 2021 filed with the Commission on April 15, 2022;

(2)	The Registrant’s Shell Company Report on Form 20-F filed with the Commission on March 31, 2022; and

(3)

The description of the Class A ordinary shares contained in the Registrant’s Registration Statement on Form 8-A filed with the Commission pursuant to Section 12 of the Exchange Act, on March  30, 2022 and all other amendments and reports filed for the purpose of updating such description, including in the Registrant’s Shell Company Report Form 20-F filed with the Commission on March 31, 2022.

All documents filed by the Registrant pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act subsequent to the date of this Registration Statement and prior to the filing of a post-effective amendment to this Registration Statement which indicates that all securities offered have been sold or which deregisters all securities then remaining unsold, shall be deemed to be incorporated by reference in this Registration Statement and to be a part hereof from the date of the filing of such documents. The Registrant is not incorporating by reference any document or portion thereof, whether specifically listed above or to be filed in the future, that is not deemed “filed” with the Commission.

Any statement contained in a document incorporated or deemed to be incorporated by reference herein shall be deemed to be modified or superseded for the purposes of this Registration Statement to the extent that a statement contained herein (or in any other subsequently filed document which also is incorporated or deemed to be incorporated by reference herein) modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed, except as so modified or superseded, to constitute a part of this Registration Statement.

Item 4. Description of Securities.

Not applicable.

Item 5. Interests of Named Experts and Counsel.

Not applicable.

Item 6. Indemnification of Directors and Officers.

Our memorandum and articles of association, the BVI Business Companies Act, (as amended), and the common law of the British Virgin Islands allow us to indemnify our officers and directors from certain liabilities. Our memorandum and articles of association provide that we may indemnify, hold harmless and exonerate against all direct and indirect costs, fees and expenses of any type or nature whatsoever, any person who (a) is or was a party or is threatened to be made a party to any proceeding by reason of the fact that such person is or was a director, officer, key employee or adviser of our company; or (b) is or was, at the request of our company, serving as a director of, or in any other capacity is or was acting for, another enterprise.

The termination of any proceedings by any judgment, order, settlement, conviction or the entering of a nolle prosequi does not, by itself, create a presumption that the relevant indemnitee did not act honestly and in good faith and with a view to the best interests of our company or that such indemnitee had reasonable cause to believe that his conduct was unlawful.

We may purchase and maintain insurance, purchase or furnish similar protection or make other arrangements including, but not limited to, providing a trust fund, letter of credit, or surety bond in relation to any indemnitee or who at our request is or was serving as a director, officer or liquidator of, or in any other capacity is or was acting for, another enterprise, against any liability asserted against the person and incurred by him in that capacity, whether or not we have or would have had the power to indemnify him against the liability as provided in our memorandum and articles of association.

We have insurance policies under which, subject to the limitations of the policies, coverage is provided to our directors and officers against loss arising from claims made by reason of breach of fiduciary duty or other wrongful acts as a director or officer, including claims relating to public securities matters, and to us with respect to payments that may be made by us to these officers and directors pursuant to our indemnification obligations or otherwise as a matter of law.

We have entered into indemnification agreements with each of our directors and executive officers that may be broader than the specific indemnification provisions contained in the BVI Companies Act, 2004 or our charter. These indemnification agreements require us, among other things, to indemnify our directors and executive officers against liabilities that may arise by reason of their status or service. These indemnification agreements also require us to advance all expenses incurred by the directors and executive officers in investigating or defending any such action, suit or proceeding. We believe that these agreements are necessary to attract and retain qualified individuals to serve as directors and executive officers.

At present, we are not aware of any pending litigation or proceeding involving any person who is or was one of our directors, officers, employees or other agents or is or was serving at our request as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, for which indemnification is sought, and we are not aware of any threatened litigation that may result in claims for indemnification.

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers or persons controlling us pursuant to the foregoing provisions, we have been informed that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is theretofore unenforceable.

Item 7. Exemption From Registration Claimed.

Not applicable.

Item 8. Exhibits.

Exhibit Number	Description

4.1	Second Amended and Restated Memorandum and Articles of Association of Swvl Holdings Corp, incorporated by reference to Exhibit 1.1. to Swvl Holdings Corp’s Shell Company Report on Form 20-F (File No. 001-41339) filed with the Commission on March 31, 2022.

4.2	Specimen Class A Ordinary Share Certificate, incorporated by reference to exhibit 4.4 to Amendment No. 7 to the Company’s Registration Statement on Form F-4 (File No. 333-259800) filed with the SEC on March 11, 2022.

5.1*	Opinion of Maples and Calder.

23.1*	Consent of Maples and Calder (included in Exhibit 5.1).

23.2*	Consent of Grant Thornton Audit and Accounting Limited (Dubai Branch).

23.3*	Consent of WithumSmith+Brown, PC.

24.1*	Power of Attorney (included on the signature page to this Registration Statement).

99.1	Swvl Holdings Corp 2021 Omnibus Incentive Compensation Plan, incorporated by reference to Exhibit 10.9 to Amendment No. 7 of Swvl Holdings Corp’s Registration Statement on Form F-4 (File No. 333-259800) filed with the Commission on March 11, 2022.

99.2	Swvl 2019 Share Option Plan, incorporated by reference to Exhibit 10.12 to Amendment No. 7 of Swvl Holdings Corp’s Registration Statement on Form F-4 (File No. 333-259800) filed with the Commission on March 11, 2022.

99.3	Amendment to the Swvl 2019 Share Option Plan, dated July 28, 2021, incorporated by reference to Exhibit 10.13 to Amendment No. 7 of Swvl Holdings Corp’s Registration Statement on Form F-4 (File No. 333-259800) filed with the Commission on March 11, 2022.

107*	Filing Fee Table

*	Filed herewith.

Item 9. Undertakings.

(a)	The undersigned Registrant hereby undertakes:

(1)	To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act;

(ii)

To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in this Registration Statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement; and

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

Provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the information required to be included in a post-effective amendment by those paragraphs is contained in reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or Section 15(d) of the Exchange Act that are incorporated by reference in this Registration Statement.

(2)

That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)	To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

(b)

The undersigned Registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(h)

Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions, or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-8 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in Dubai, United Arab Emirates on June 7, 2022.

SWVL HOLDINGS CORP

By:	/s/ Mostafa Kandil
Name: Mostafa Kandil
Title: Chief Executive Officer, Chairman

SIGNATURES AND POWERS OF ATTORNEY

Each of the undersigned officers and directors of the Registrant hereby severally constitutes and appoints Mostafa Kandil, acting alone, as his or her true and lawful attorneys-in-fact and agents, with full power of substitution and re-substitution, for him or her and in his or her name, place and stead, and in any and all capacities, to sign any and all amendments (including post-effective amendments) to this Registration Statement and any subsequent registration statement filed pursuant to Rule 462 under the Securities Act, and to file the same, with all exhibits thereto and other documents in connection therewith, with the Commission and any applicable securities exchange or securities self-regulatory body, granting unto said attorneys-in-fact and agents, and each of them, full power and authority to do and perform each and every act and thing requisite and necessary to be done in and about the premises, as fully to all intents and purposes as he or she might or could do in person, hereby ratifying and confirming all that said attorneys-in-fact and agents, or either of them individually, or their or his or her substitute or substitutes, may lawfully do or cause to be done by virtue hereof.

Pursuant to the requirements of the Securities Act, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated.

Name	Title	Date

/s/ Mostafa Kandil	Chief Executive Officer, Chairman	June 7, 2022
Mostafa Kandil	(Principal Executive Officer)

/s/ Youssef Salem	Chief Financial Officer	June 7, 2022
Youssef Salem	(Principal Financial Officer and Principal Accounting Officer)

/s/ Dany Farha	Director	June 7, 2022
Dany Farha

/s/ W. Steve Albrecht	Director	June 7, 2022
W. Steve Albrecht

/s/ Esther Dyson	Director	June 7, 2022
Esther Dyson

/s/ Victoria Grace	Director	June 7, 2022
Victoria Grace

/s/ Ahmed Sabbah	Director	June 7, 2022
Ahmed Sabbah

/s/ Lone Fønss Schrøder	Director	June 7, 2022
Lone Fønss Schrøder

/s/ Bjorn von Sivers	Director	June 7, 2022
Bjorn von Sivers

/s/ Gbenga Oyebode	Director	June 7, 2022
Gbenga Oyebode

SIGNATURE OF AUTHORIZED REPRESENTATIVE OF THE REGISTRANT

Pursuant to the Securities Act of 1933, as amended, the undersigned, a duly authorized representative of Swvl Holdings Corp in the United States, has signed this Registration Statement in the City of New York, State of New York on June 7, 2022.

COGENCY GLOBAL INC.
Authorized U.S. Representative

By:	/s/ Colleen A. De Vries
Name: Colleen A. De Vries
Title: Senior Vice President on behalf of Cogency Global Inc.